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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 12, 1998 (except note 14 which is as at January 12, 2000) to the shareholders of the company, with respect to the consolidated financial statements of Loyalty Management Group Canada Inc. as at April 30, 1998 and 1997 and for each of the years then ended, included in this Amendment No. 2 to the Registration Statement No. 333-94623 on Form S-1 dated June 9, 2000 and related Prospectus of Alliance Data Systems Corporation for the registration of its common shares.



                                                              /s/ Ernst & Young LLP
Toronto, Canada                                               Ernst & Young LLP
June 9, 2000                                                  Chartered Accountants